EXHIBIT 10.1

Confidential Execution Version

LICENSE AGREEMENT

between

LAREDO OIL, INC., a Delaware corporation

and

STRANDED OIL RESOURCES CORPORATION, a Delaware corporation

___________________________

Dated as of June 14, 2011
___________________________

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LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is dated as of June 14, 2011 (“Agreement Date”), and is between LAREDO OIL, INC., a Delaware corporation (the “Licensor”), and STRANDED OIL RESOURCES CORPORATION, a Delaware corporation (the “Licensee”).

RECITALS

WHEREAS, Licensor owns and holds, and has the right to use and exploit, the Licensed Intellectual Property (as defined below in Section 1);

WHEREAS, Licensee wishes to obtain from Licensor an exclusive license to use and exploit the Licensed Intellectual Property under the terms and conditions set forth in this Agreement;

WHEREAS, Licensor is willing to grant to Licensee such exclusive license to use the Licensed Intellectual Property under the terms and conditions set forth in this Agreement;

WHEREAS, concurrently herewith, Licensor and Mark See, an individual (“MS”), are entering into a certain License Agreement of even date herewith (“MS-Laredo License”) pursuant to which MS grants to Licensor an exclusive license to use the “Licensed Intellectual Property” defined therein solely for the purpose of including such “Licensed Intellectual Property” in the Licensed Intellectual Property which is the subject of the license granted to Licensee hereunder.  MS is the President, Chief Executive Officer and Director of Laredo and owns and controls a majority of the issued and outstanding capital stock of Laredo;

WHEREAS, concurrently herewith Licensor and Licensee are entering into a certain Management Services Agreement of even date herewith (“Management Services Agreement”);

WHEREAS, except as otherwise expressly provided in this Agreement, this Agreement shall remain in full force and effect without regard to the continued effectiveness of either the MS-Laredo License or the Management Services Agreement; and

WHEREAS, concurrently herewith, Licensor and Licensee are executing and delivering a certain Additional Interests Grant Agreement of even date herewith (“Additional Interests Grant Agreement”).

WHEREAS, concurrently herewith, Licensee and Alleghany Capital Corporation, a Delaware corporation (“Alleghany”) are executing and delivering a certain Funding Agreement of even date herewith (“Funding Agreement”).

WHEREAS, concurrently herewith, Licensor, Licensee and Alleghany are executing and delivering a Stockholders’ Agreement in the form of Exhibit A annexed hereto (“Stockholders’ Agreement”), which will become effective automatically if and when the Royalty converts into common stock of the Licensee pursuant to Section 3.4 of this Agreement.

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NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and in consideration of the execution and delivery of this Agreement and the Management Services Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensee, on the one hand, and Licensor, on the other, hereby agree as follows:

AGREEMENT

1.           Defined Terms

“Acquired Field” means an Available Field with respect to which Licensee has acquired title, control, or other rights sufficient to enable Licensee to drill a Test Well on such Available Field, construct a UGD Facility on such Available Field, and extract the oil therefrom.

“Acquired Field No. 1” means the first Acquired Field.

“Acquired Field No. 2” means the second Acquired Field.

“Additional Interests” shall have the meaning set forth in the Additional Interests Grant Agreement.

“Affiliate” means as of the date of determination any Person that, directly or indirectly, through one or more intermediaries, is (and for so long as it is) controlled by, controls or is under common control with Licensor or Licensee, as the case may be.  The term “control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

“Alleghany” means Alleghany Capital Corporation, a Delaware corporation.

“Available Field” means a Field which satisfies all of the following requirements:

(a)	such Field has been identified by Licensor through the application of the Selection Process;

(b)
such Field has been presented to Licensee for its consideration, together with a reasonably detailed written report from Licensor setting forth (i) the basis upon which such Field has been selected utilizing the Selection Process; (ii) a statement by Licensor to the effect that such Field is a suitable and feasible candidate for application of the UGD Process; (iii) an estimate of the amount of the original oil in place with respect to such Field; (iv) an estimate of the amount of cumulative oil produced to date and the current oil production rate with respect to such Field; (v) an estimate of the amount of the remaining available oil in place with respect to such Field; (vi) the estimated initial oil production rate and ultimate oil recovery of each lateral and the projected total number of laterals with respect to such Field; (vii) the estimated future production profile and financial projections for such Field; and (viii) the estimated costs and timing to drill a Test Well,   construct the UGD chamber, and complete the drilling program with respect to such Field;

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(c)
neither such Field nor any portion thereof or interest therein is held, owned or subject to the control of the United States Government or any agency thereof, including, without limitation, the Bureau of Land Management, any State Government or any agency thereof (other than under specific conditions, as pre-approved by the Licensee Board), or any Indian Tribe;

(d)
there are no unusual or material legal, environmental, geologic or other restrictions or conditions applicable to such Field or any portion thereof or interest therein which could prevent or interfere with or materially delay the drilling of the Test Well on such Field, the construction of the UGD Facility on such Field, or the extraction of the oil therefrom; and

(e)
such Field, or sufficient rights with respect to such Field to enable Licensee to drill a Test Well on such Field, construct a UGD Facility on such Field, and extract the oil therefrom, is otherwise available for purchase or acquisition by Licensee (i) at a price within 15% of its Proved PV 10 value based on currently producing wells and strip pricing as determined by an independent energy consultant selected and paid for by Licensee; and (ii) on customary terms and conditions.

“Change of Control” with respect to Licensor means any of the following transactions:

(a)	a merger or consolidation involving Licensor where the surviving entity is not Licensor; or

(b)
a merger or consolidation involving Licensor where Licensor is the surviving entity and immediately following the consummation of such merger or consolidation more than fifty percent (50%) of Licensor’s issued and outstanding capital stock (determined on an as-converted basis) is owned, directly or indirectly, by a Person who or which was not an Affiliate of Licensor immediately prior to such merger; or

(c)
the sale, transfer or other disposition of all or substantially all of the assets of Licensor to a Person who or which is not an Affiliate of Licensor, in one transaction or a series of transactions; or

(d)
the acquisition, directly or indirectly, in one transaction or a series of transactions, by a Person who or which is not an Affiliate of Licensor, of more than fifty percent (50%) of Licensor’s issued and outstanding capital stock (determined on an as-converted basis); or

(e)
the adoption, authorization, approval or ratification by the Board of Directors of Licensor or the stockholders of Licensor of any plan, letter of intent, or agreement to enter into or effect any of the transactions referred to in subparagraphs (a) through (d) above.

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Provided, however, that a Change of Control shall not include a merger of Licensor where the sole purpose is to change its state of incorporation.

“Confidential Information” has the meaning set forth in Section 9.1.

“Corporate Event” means any one or more of the following:

(a)	the liquidation, dissolution or winding up of Licensee;

(b)
a merger or consolidation of Licensee in which Alleghany does not retain at least fifty percent (50%) of the common stock voting power of the surviving corporation or a right to elect a majority of the members of the Board of Directors of the surviving company;

(c)
a sale by Alleghany of the outstanding capital stock of Licensee owned by Alleghany where Alleghany does not retain at least fifty percent (50%) of the common stock voting power of Licensee or a right to elect a majority of the members of the Board of Directors of Licensee;

(d)	the exclusive licensing of all or substantially all of Licensee’s intellectual property;

(e)	the sale of all or substantially all Licensee’s assets;

(f)	a Qualified IPO; or

(g)
the incurrence of indebtedness for borrowed money for the purpose of using the proceeds of such borrowing to pay a dividend in respect of the common stock of Licensee; provided, however, that no such indebtedness for borrowed money shall constitute a Corporate Event if Licensor receives that percentage of the dividend being paid from such borrowed funds equal to the Royalty Percentage multiplied by the aggregate amount of the dividend being paid.

“Development Failure” means one or more of the following: (a) Development Failure—Field Acquisition; (b) Development Failure—Test Well Funding; (c) Development Failure—UGD Permit Funding; (d) Development Failure—UGD Development Funding; and/or (e) Development Failure—UGD Development Funding Commitment.

“Development Failure—Field Acquisition” means, subject to any “Force Majeure Event(s)” (as defined in Section 10.2 below), that prior to the ninetieth (90th) day following the Trigger Date—Field Acquisition, Licensee shall have failed to commit in writing to acquire at least two (2) of the Available Fields which satisfy all of the requirements set forth in “Trigger Date--Field Acquisition”, or sufficient rights with respect to at least two of such Available Fields to enable Licensee to drill a Test Well and construct a UGD Facility on one of such Fields; provided, however, that such failure by Licensee shall not constitute a Development Failure--Field Acquisition if in order to purchase two (2) of such Available Fields Licensee will be required to pay an aggregate purchase price which exceeds the sum of Eleven Million Dollars ($11,000,000), unless Licensee otherwise agrees, in its sole and absolute discretion, to waive such monetary limitation in writing; provided, further, however, that if the purchase price for one (1) of such Available Fields is less than Eleven Million Dollars ($11,000,000), then a Development Failure--Field Acquisition shall be deemed to have occurred if Licensee shall have failed to commit in writing to acquire that one Available Field, or sufficient rights with respect to that one Available Field to enable Licensee to drill a Test Well and construct a UGD Facility on such Field, within ninety (90) days following the Trigger Date--Field Acquisition.  Notwithstanding the foregoing, if Licensee, in its sole and absolute discretion, purchases one of such Available Fields and the actual purchase price for such Field exceeds Eleven Million Dollars ($11,000,000), then Licensee shall not be obligated to purchase any other Available Fields and no Development Failure--Field Acquisition shall exist.

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“Development Failure—Test Well Funding” means with respect to Acquired Field No. 1 or Acquired Field No. 2, subject to any “Force Majeure Event(s)” (as defined in Section 10.2 below), that prior to the ninetieth (90th) day following the Trigger Date—Test Well Funding, Licensee shall have failed to receive a written commitment from Alleghany to immediately fund Licensee, on an as, if and when needed basis, with sufficient amounts to pay for all of the reasonable costs and expenses of drilling one Test Well on Acquired Field No. 1 or Acquired Field No. 2; provided, however, that the failure to receive such a written commitment from Alleghany shall not constitute a Development Failure--Field Acquisition if the cost of drilling and completing such Test Well and obtaining the reserve reports, plus the aggregate amount of all sums paid by Licensee to Licensor under the Management Services Agreement from inception through the completion of such Test Well, exceeds or will exceed the aggregate sum of Five Million Dollars ($5,000,000), unless Licensee otherwise agrees, in its sole and absolute discretion, to waive such monetary limitation.

“Development Failure—UGD Development Funding” means with respect to the Test Well Field, subject to any “Force Majeure Event(s)” (as defined in Section 10.2 below), that prior to the ninetieth (90th) day following the Trigger Date—UGD Development Funding, Licensee shall have failed to receive a written commitment from Alleghany to immediately fund Licensee, on an as, if and when needed basis, with sufficient amounts necessary for Licensee to pay all of the reasonable costs and expenses of commencing and completing construction of the UGD Facility on such Test Well Field and extracting the oil therefrom utilizing the UGD Process (“UGD Development Funding Commitment”).

“Development Failure—UGD Development Funding Commitment” means with respect to the Test Well Field, subject to any “Force Majeure Event(s)” (as defined in Section 10.2 below), Alleghany breaches its UGD Development Funding Commitment to Licensee and fails to cure such breach within thirty (30) days after receipt of a written notice from Licensee or Licensor setting forth in reasonable detail the alleged nature and extent of such breach; provided, however, that no such Development Failure—UGD Development Funding Commitment shall be deemed to have occurred if as of the date of such alleged breach: (a) any Claim exists which either temporarily or permanently prohibits or suspends the commencement or continuation of construction of the UGD Facility on such Test Well Field and/or the extracting of oil therefrom, or any Claim has been asserted which, if determined adversely, would temporarily or permanently prohibit or suspend the commencement or continuation of construction of the UGD Facility on such Test Well Field and/or extracting oil therefrom; or (b) an Event of Default exists.

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“Development Failure—UGD Permit Funding” means with respect to the Test Well Field, subject to any “Force Majeure Event(s)” (as defined in Section 10.2 below), that prior to the ninetieth (90th) day following the Trigger Date—UGD Permit Funding, Licensee shall have failed to receive a written commitment from Alleghany to immediately fund Licensee, on an as, if and when needed basis, with sufficient amounts necessary for Licensee to pay all of the reasonable costs and expenses of obtaining the Permits, Land Use Rights, Environmental Compliance and bonds necessary in order to commence construction of the UGD Facility on such Test Well Field.

“Disclosing Party” has the meaning set forth in Section 9.1.

“Effective Date” means the Agreement Date.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Event of Default” means the existence or occurrence of any one or more of the following: (a) any breach or failure on the part of Licensor to perform one or more of its duties and obligations under this Agreement or any Related Agreement and, if such breach or failure is capable of being cured or remedied, such breach or failure is not cured or remedied (i) within thirty (30) days after Licensor receives written notice of such breach or failure or (ii) if any other cure period for such breach or failure is expressly set forth in this Agreement or any Related Agreement, within such cure period expressly set forth in this Agreement or any Related Agreement; (b) the breach or inaccuracy of any representation or warranty made by Licensor in this Agreement or any Related Agreement and, if such breach or inaccuracy is capable of being cured or remedied, such breach or inaccuracy is not cured or remedied (i) within thirty (30) days after Licensor receives written notice of such breach or inaccuracy or (ii) if any other cure period for such breach or inaccuracy is expressly set forth in this Agreement or any Related Agreement, within such cure period expressly set forth in this Agreement or any Related Agreement; (c) any breach or failure on the part of Licensor to perform one or more of its duties and obligations under any other written agreement with any Person other than Licensee if such breach or failure materially and adversely affects or is reasonably expected to materially and adversely affect Licensor’s ability to perform its duties and obligations under this Agreement or any Related Agreement; (d) any MS-Laredo Event of Default; and/or (e) any termination of the MS-Laredo License and/or the Management Services Agreement, including, without limitation, any such termination or deemed termination in any bankruptcy proceeding.

“Field” means any property which contains a mature oil field and was identified through the application of the Selection Process for purposes of drilling a Test Well, constructing a UGD Facility and extracting the oil therefrom utilizing the UGD Process.

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“GAAP” means generally accepted accounting principles in the United States.

“Improvement” means any improvement, enhancement, invention, development, derivative work, modification of any kind including, using, based upon, or resulting from the Licensed Intellectual Property, including, without limitation, any improvement, change and modification to any method, process, composition, or any enhancement in the manufacture, formulation, ingredients, preparation, presentation, means of delivery, or use; provided that such improvement, enhancement, invention, development, derivative work, or modification was conceived, invented, authored, created, discovered, developed and/or reduced to practice during the Term.

“Intellectual Property Rights” means all of the following anywhere in the world and all legal right, title, or interest in the following, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals: (a) all patents, patent applications and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) copyrights, copyright applications, copyright registrations, copyrightable works, works or authorship, moral rights, and all other corresponding rights; (c) trade secrets, Know-How and other rights with respect to confidential or proprietary information; (d) other rights with respect to inventions, discoveries, improvements, Know-How, formulae, algorithms, processes, technical information and other technology; (e) all other intellectual and industrial property and proprietary rights (of every kind and nature throughout the universe and however designated) whether or not analogous to any of the foregoing rights (excluding Trademarks), whether arising by operation of law, contract, license or otherwise, (f) any and all registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force throughout the universe (including without limitation rights in any of the foregoing), and (g) any and all causes of action arising from or related to any of the foregoing.

“Issued Additional Interests” shall have the meaning set forth in the Additional Interests Grant Agreement.

“Know-How” means, collectively, know-how, research and development information, unpatented inventions, developments, improvements, discoveries, techniques, processes, formulas, algorithms, specifications, drawings, designs, results, reports, data, trade secrets, and other confidential and/or proprietary information or materials.

“License” has the meaning set forth in Section 2.1.

“Licensed Intellectual Property” means all of the Know-How and other Intellectual Property Rights which Licensor has created, developed, owns, holds or uses, and which Licensor may hereafter create, develop, own, hold or use, relating to (a) the recovery of stranded oil from an existing mature oil field with specific characteristics using an enhanced oil recovery method known as “Underground Gravity Drainage”, which uses conventional mining processes to establish a chamber underneath such oil reserves from where closely spaced wellbores can be drilled up into the oil reservoir, using gravity to then drain the targeted reservoir through the wellbores (referred to generally as the “UGD Process”); and (b) the process, procedures, protocols, formulae, criteria and methodology for determining which oil fields are more suitable

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for the recovery of such stranded oil through application of the UGD Process (referred to generally as the “Selection Process”), and the term “Licensed Intellectual Property” shall include any and all Licensor Improvements.  In addition, and without limiting the foregoing, for purposes of this Agreement the term “Licensed Intellectual Property” shall include all of the MS Intellectual Property.

“Licensee Improvement” means any Improvement conceived, invented, authored, created, discovered, developed and/or reduced to practice by or for Licensee and/or its Sublicensees, and/or its or their Affiliates (including, without limitation, by employees, consultants and/or contractors of Licensee and/or its Sublicensees, and/or its or their Affiliates), other than to the extent done by or for Licensor or its Affiliates (including, without limitation, by employees, consultants and/or contractors of Licensor or its Affiliates).

“Licensor Improvement” means any Improvement conceived, invented, authored, created, discovered, developed and/or reduced to practice in whole or in part by or for Licensor and/or its Affiliates (including, without limitation, by employees, consultants and/or contractors of Licensor or its Affiliates), other than to the extent done by or for Licensee and/or its Sublicensees, and/or its or their Affiliates, or otherwise constituting a “work for hire” under the Management Services Agreement.

“Licensed Know-How” means all Know-How included within the definition of Licensed Intellectual Property, and any and all information or materials provided, disclosed or otherwise made available to or accessed by Licensee via the Licensed Know-How Support.

“Licensed Know-How Support” means the provision and disclosure of information and materials which is necessary or useful for the understanding and use of the Licensed Know-How.

“MS-Laredo Event of Default” means the existence or occurrence of any one or more of the following: (a) any breach or failure on the part of MS to perform one or more of his duties and obligations under the MS-Laredo License or any “Related Agreement” (as this term is defined in the MS-Laredo License) and, if such breach or failure is capable of being cured or remedied, such breach or failure is not cured or remedied (i) within thirty (30) days after MS receives written notice of such breach or failure or (ii) if any other cure period for such breach or failure is expressly set forth in the MS-Laredo License or any such “Related Agreement” (as this term is defined in the MS-Laredo License), within such cure period expressly set forth in this Agreement or any such “Related Agreement” (as this term is defined in the MS-Laredo License); and/or (b) the breach or inaccuracy of any representation or warranty made by MS in the MS-Laredo License or any “Related Agreement” (as this term is defined in the MS-Laredo License) and, if such breach or inaccuracy is capable of being cured or remedied, such breach or inaccuracy is not cured or remedied (i) within thirty (30) days after MS receives written notice of such breach or inaccuracy or (ii) if any other cure period for such breach or inaccuracy is expressly set forth in this Agreement or any such “Related Agreement” (as this term is defined in the MS-Laredo License), within such cure period expressly set forth in this Agreement or any such “Related Agreement” (as this term is defined in the MS-Laredo License).

“MS Intellectual Property” means all of the “Licensed Intellectual Property” as this term is used and defined in the MS-Laredo License.  Without limiting the generality of the foregoing, the term “MS Intellectual Property” means and includes all Know-How and other Intellectual Property Rights which MS has created, developed, owns, holds or uses, and which MS may hereafter create, develop, own, hold or use, relating to (i) the UGD Process; and (ii) the Selection Process, and the term “MS Intellectual Property” shall include any and all “Licensor Improvements” as this term is used and defined in the MS-Laredo License.

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“Net Profit” means for each fiscal year of Licensee the net cash provided by operating activities of Licensee determined in accordance with GAAP, and on an unconsolidated basis with Licensee’s parent company and without regard to the effects of any tax sharing agreement between Licensee and Licensee’s parent company, plus the amount of the Royalty paid or payable for such fiscal year to the extent included in the determination of net cash provided by operating activities in accordance with GAAP, less the following amounts to the extent not otherwise included in the determination of net cash provided by operating activities in accordance with GAAP:

(a)	all payments made by Licensee pursuant to the Management Services Agreement;

(b)
the amount of all costs and expenses incurred in connection with the acquisition of oil fields and interests made during such fiscal year, including, without limitation, the purchase price paid for such oil fields and interests, and the amount of all capital expenditures made during such fiscal year, including, without limitation, costs incurred in connection with the application of the UGD Process and the Selection Process, to the extent not otherwise included in subparagraph (f) below;

(c)
the amount of principal payments made by Licensee during such fiscal year in respect of any indebtedness of Licensee if and to the extent such principal payments were required to be made during such fiscal year under the terms and conditions of the loan documents applicable to such indebtedness;

(d)	the amount of the accrued and unpaid Preferred Return;

(e)	the amount of any distributions or other net payments made during such fiscal year constituting repayment of the Preferred Stock Capital;

(f)	the amount of the outstanding Preferred Stock Capital as of the end of such fiscal year; and

(g)
the amount of any changes in the reserves account established by the Board of Directors of Licensee in good faith for costs, expenses and other expenditures to be paid or incurred by Licensee during the following fiscal year, after giving effect to the Board of Directors' good faith estimation of projected cash receipts for such fiscal year, including, without limitation, taxes, field acquisition costs, capital expenditures, compensation for new employees, project development expenses, and general working capital.

“Payoff Percentage” shall have the meaning set forth in the Additional Interests Grant Agreement.

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“Person” or “person” means any individual, sole proprietorship, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, association, fund, firm or other entity.

“Preferred Return” shall have the meaning set forth in the Funding Agreement.

“Preferred Stock” shall have the meaning set forth in the Funding Agreement.

“Preferred Stock Capital” shall mean the aggregate capital contributions made from time to time by Alleghany to Licensee pursuant to the Funding Agreement in respect of the Preferred Stock of Licensee.

“Qualified IPO” means an underwritten initial public offering of the common stock of Licensee on the New York Stock Exchange or NASDAQ that results in gross proceeds to Licensee of Fifty Million Dollars ($50,000,000) or more.

“Related Agreements” means and includes all of the following: (a) the Management Services Agreement; (b) that certain Loan Agreement dated as of November 22, 2010 between Alleghany and Licensor; (c) that certain Senior Promissory Note dated November 22, 2010 made by Licensor; (d) that certain Loan Agreement dated as of April 6, 2011 between Alleghany and Licensor; (e) that certain Senior Promissory Note dated April 6, 2011 made by Licensor; (f) the MS-Laredo License; (g) the Additional Interests Grant Agreement; and (h) any other written agreement entered into either as of the Effective Date or after the Effective Date between Licensee and/or its Affiliates, on the one hand, and Licensor and/or its Affiliates, on the other hand.

“Receiving Party” has the meaning set forth in Section 9.1.

“Royalty” has the meaning set forth in Section 3.1.

“Royalty Percentage” has the meaning set forth in Section 3.1.

“Selection Process” has the meaning set forth in the definition of the term “Licensed Intellectual Property.”

“Sublicense Agreement” has the meaning set forth in Section 2.4.

“Sublicensee” means any Person to whom Licensee has granted a sublicense under Section 2.4 in connection with all or any part of the rights granted to it by Licensor under this Agreement.

“Term” has the meaning set forth in Section 8.1.

“Territory” means the entire world.

“Test Well” shall mean any oil well drilled on a Field for purposes of determining whether the Field is suitable and commercially viable for the recovery of stranded oil from such Field utilizing the UGD Process.

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“Test Well Field” means the first of Acquired Field No. 1 or Acquired Field No. 2 on which a Test Well has been drilled and completed by Licensee.

“Trademarks” means service mark, service name, trade name, trademark, domain name, design or logo.

“Trigger Date” means one or more of the following: (a) Trigger Date—Field Acquisition; (b) Trigger Date—Test Well Funding; (c) Trigger Date—UGD Permit Funding; and/or (d) Trigger Date—UGD Development Funding.

“Trigger Date—Field Acquisition” means the date on which all of the following shall have occurred:

(a)	at least ten (10) Available Fields shall have been presented to Licensee for its consideration; and

(b)
an independent energy consultant and an independent mining consultant selected and paid for by Licensee shall have rendered written reports to Licensee, with a copy to Licensor, confirming that with respect to at least four (4) of the Available Fields presented: (i) such Fields are suitable and feasible candidates for application of the UGD Process as set forth in Licensor’s report; (ii) the amount of the original oil in place with respect to such Fields is at least substantially the same as the amount set forth in Licensor’s report; (iii) the amount of cumulative oil produced to date and the current oil production rate with respect to such Field is at least substantially the same as the amount and rate set forth in Licensor’s report; (iv) the amount of the remaining available oil in place with respect to such Field is at least substantially the same as the amount set forth in Licensor’s report; (v) the estimated initial oil production rate and ultimate oil recovery of each lateral and the projected total number of laterals with respect to such Field are at least substantially the same as set forth in Licensor’s report; (vi) the estimated future production profile and financial projections for such Field are at least substantially the same as set forth in Licensor’s report; (vii) the fair value of two (2) of such four (4) Available Fields does not exceed the aggregate sum of Eleven Million Dollars ($11,000,000); and (viii) the estimated costs and timing to drill a Test Well, construct the UGD chamber, and complete the drilling program with respect to such Field are at least substantially the same as set forth in Licensor’s report.

“Trigger Date—Test Well Funding” means the date on which all of the following shall have occurred with respect to the first of Acquired Field No. 1 or Acquired Field No. 2 on which a Test Well will be drilled and completed, as determined by Licensee:

(a)
all governmental and non-governmental permits, consents, approvals, determinations and licenses (collectively, “Permits”) required to be obtained in order to commence drilling of a Test Well on such Acquired Field have been issued to or otherwise obtained by Licensee, either without conditions or restrictions, or with conditions and restrictions reasonably satisfactory to the Board of Directors of Licensee, and all such Permits shall have become final in that no further appeals with respect to such Permits or objections thereto may be filed or taken;

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(b)
all land use rights, entitlements, permissions, authorizations, licenses, property interests and leases, from any person or party (collectively "Land Use Rights") required to be obtained in order to commence drilling of a Test Well on such Acquired Field have been issued to or otherwise obtained by Licensee, either without conditions or restrictions, or with conditions and restrictions reasonably satisfactory to the Board of Directors of Licensee, and all such Land Use Rights shall have become final in that no further appeals with respect to such Land Use Rights or objections thereto may be filed or taken;

(c)
compliance with all federal, state and local environmental laws and regulations relating to a Test Well to be drilled on such Acquired Field (“Environmental Compliance”) shall have been completed in a manner which authorizes or allows drilling of a Test Well on such Acquired Field, either without conditions or restrictions, or with conditions or restrictions reasonably satisfactory to the Board of Directors of Licensee, and all such matters of Environmental Compliance shall have become final in that no further appeals relating to such matters or objections thereto may be filed or taken;

(d)
there is no threatened or pending claim, litigation, order, ruling, injunction or directive ("Claim") to be resolved in order to commence drilling of a Test Well on such Acquired Field, either without conditions or restrictions, or with conditions and restrictions reasonably satisfactory to the Board of Directors of Licensee, and any such resolution of a Claim shall have become final in that no further appeals with respect to such Claim or objections thereto may be filed or taken;

(e)
Licensee has received (i) a written budget from Licensor outlining the timing and total costs of designing and drilling a Test Well and interpreting its results; and (ii) written estimates, each with a scope of work, from the relevant contractors and consultants outlining the total costs and expenses of drilling the Test Well and interpreting its results; and

(f)
the estimated total costs of drilling and interpreting the Test Well (as outlined in written budget in (e) above) when added to the amounts paid by Licensee to Licensor under the Management Services Agreement from inception through completion of the drilling and interpreting of the Test Well will not exceed the aggregate sum of Five Million Dollars ($5,000,000), unless Licensee otherwise agrees, in its sole and absolute discretion, to waive such monetary limitation.

“Trigger Date—UGD Development Funding” means with respect to the Test Well Field, the date on which all of the following shall have occurred:

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(a)           all governmental and non-governmental permits, consents, approvals, determinations and licenses (collectively, “Permits”) required to be obtained in order to commence and complete construction of the UGD Facility on such Test Well Field and extract the oil therefrom have been issued to or otherwise obtained by Licensee, either without conditions or restrictions, or with conditions and restrictions reasonably satisfactory to the Board of Directors of Licensee, and all such Permits shall have become final in that no further appeals with respect to such Permits or objections thereto may be filed or taken;

(b)
all land use rights, entitlements, permissions, authorizations, licenses, property interests and leases, from any person or party (collectively "Land Use Rights") required to be obtained in order to commence and complete construction of the UGD Facility on such Test Well Field and extract the oil therefrom, either without conditions or restrictions, or with conditions and restrictions reasonably satisfactory to the Board of Directors of Licensee, and all such Land Use Rights shall have become final in that no further appeals with respect to such Land Use Rights or objections thereto may be filed or taken;

(c)
compliance with all federal, state and local environmental laws and regulations relating to the Test Well Field (“Environmental Compliance”) shall have been completed in a manner which authorizes or allows commencement and completion of construction of the UGD Facility on such Test Well Field and extraction of the oil therefrom, either without conditions or restrictions, or with conditions or restrictions reasonably satisfactory to the Board of Directors of Licensee, and all such matters of Environmental Compliance shall have become final in that no further appeals relating to such matters or objections thereto may be filed or taken;

(d)
there is no threatened or pending claim, litigation, order, ruling, injunction or directive ("Claim") to be resolved in order to commence and complete construction of the UGD Facility on such Test Well Field and extract the oil therefrom, either without conditions or restrictions, or with conditions and restrictions reasonably satisfactory to the Board of Directors of Licensee, and any such resolution of a Claim shall have become final in that no further appeals with respect to such Claim or objections thereto may be filed or taken;

(e)	the conditions listed in Trigger Date – UGD Permit Funding have been met; and

(f)	Licensee has received a written budget and development plan from Licensor outlining the timing and costs of UGD Development on such Test Well Field.

“Trigger Date—UGD Permit Funding” means with respect to the Test Well Field, the date on which all of the following shall have occurred: (a) it has been determined by the Board of Directors of Licensee, in its sole and absolute discretion, that the results of the Test Well for such Test Well Field confirm that such Test Well Field is suitable and commercially viable for the recovery of stranded oil from such Test Well Field utilizing the UGD Process; and (b) Licensee has received a written budget from Licensor outlining the timing and costs of obtaining the Permits, Land Use Rights, Environmental Compliance and bonds necessary in order to commence construction of the UGD Facility on such Test Well Field.

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“UGD Facility” means the entire above-ground and below-ground facility, including all necessary materials and equipment, required to fully implement the UGD Process and recover stranded oil through the UGD Process.

“UGD Process” has the meaning set forth in the definition of the term “Licensed Intellectual Property.”

2.           License Grant

2.1           Grant.  Subject to the provisions of this Section, Licensor hereby grants to Licensee, and Licensee hereby accepts, an irrevocable, fully paid-up, royalty-free (except as otherwise provided in Section 3 below), exclusive, transferable and sublicenseable (through multiple levels of sublicensees), right and license, under the applicable Intellectual Property Rights held by Licensor and its Affiliates, to reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, have made, sell, offer to sell, import, export, transmit (internally and externally), disclose and otherwise use and exploit (and have others exercise such rights on behalf of Licensee) in the Territory during the Term all or any portion of the Licensed Intellectual Property, in any form or media (now known or later developed), without any obligation to account to Licensor or any third party, except as provided in Section 3 below (the “License”).

(a)           The License includes, without limitation, (i) the right to apply for, register and obtain any patents, inventors’ certificates, patent applications, copyrights, Trademarks and other rights; and (ii) the right to bring causes of actions arising from and/or related to the License, subject to the terms and conditions of this Agreement.

(b)           Notwithstanding the foregoing, Licensee may only transfer or sublicense the License (i) to subsidiaries of the Licensee where at least a majority of the voting capital stock of such subsidiary is owned by Licensee and/or (ii) in connection with a Corporate Event.

2.2           Licensed Know-How Support.  During the Term, Licensor will use commercially reasonable efforts to provide to Licensee the Licensed Know-How Support.  Any and all documents and other materials provided, disclosed or otherwise made available to or accessed by Licensee in connection with the provision of Licensed Know-How Support shall be deemed to be part of the Licensed Intellectual Property, and shall be provided, disclosed or otherwise made available to or accessed by Licensee under, and subject to the terms and conditions of, the License.

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2.3           Ownership; Improvements.

(a)           As between the parties, Licensor shall retain sole ownership of all right, title and interest (including, without limitation, all Intellectual Property Rights) in and to the Licensed Intellectual Property and all Licensor Improvements, subject, however, to the rights, of Licensee hereunder.

(b)           As between the parties, Licensee shall retain all right, title and interest (including, without limitation, all Intellectual Property Rights) in and to all Licensee Improvements, including, without limitation, any patents, inventors’ certificates, patent applications, copyrights, Trademarks and other rights.

2.4           Sublicense Agreements.  Licensee shall have the right to sublicense any of the rights granted to Licensee under Section 2.1 (i) to any Affiliate of the Licensee and/or (ii) in connection with a Corporate Event; provided, however, that any sublicense shall be made pursuant to a binding written agreement (“Sublicense Agreement”).  Each Sublicense Agreement shall:

(a)           Protect Licensor’s ownership interests in the Licensed Intellectual Property at least to the same extent as this Agreement, subject further to Licensee’s sole and exclusive ownership of the “Works” as defined in the Management Services Agreement;

(b)           Be of no greater scope than the License;

(c)           As between Licensee and its Sublicensee, Licensee shall own all right, title and interest in and to any Improvement made by or for or otherwise in connection with Sublicensees; and

(d)           Upon any expiration or termination of this Agreement for any reason other than a material breach by Licensee of its duties and obligations under this Agreement, none of the Sublicense Agreements shall terminate, all of Licensee’s rights under such Sublicense Agreements shall be deemed to have been assigned to Licensor, and Licensor shall be deemed to have accepted such assignment and assumed all of Licensee’s duties, obligations and liabilities under all such Sublicense Agreements.

2.5           Trademarks.  Except as may be expressly set forth in a separate written agreement between the parties, neither Licensee nor Licensor shall use any Trademark that is confusingly similar to any Trademark of the other party or such party’s Affiliates.

3.           Royalty

3.1           Royalty.  For each fiscal year of Licensee during the Term, Licensee shall pay to Licensor a royalty (“Royalty”), in an amount equal to the following percentage (the “Royalty Percentage”) of the Net Profits of Licensee for such fiscal year: Nineteen and ninety-nine hundreths percent (19.99%), less (i) the “Payoff Percentage” (as this term is defined in the Additional Interests Grant Agreement), as such Payoff Percentage changes from time to time in connection with the funding of the “Aggregate Payoff Amount” (as this term is defined in the Additional Interests Grant Agreement), less (ii) the “Issued Additional Interests” (as this term is defined in the Additional Interests Grant Agreement) granted or issued from time to time by Licensee pursuant to the Additional Interests Grant Agreement.  Licensor agrees that a portion of the Royalty equal to at least two and one-quarter percent (2.25%) of the Net Profits shall be used to fund a long term incentive plan for the benefit of the employees of Licensor, as determined by Licensor’s Board of Directors, in its sole and absolute discretion.  In the event the Royalty Percentage changes during any given fiscal year, then the Royalty Percentage for such fiscal year shall be calculated as a weighted average based upon the number of days elapsed prior to each such change in the Royalty Percentage.  The procedure applicable to the determination and payment of the Royalty is as follows:

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(a)           Within forty-five (45) days after Licensee receives the unaudited financial statements of Licensee for such fiscal year, Licensee shall deliver a copy of such unaudited financial statements to Licensor (“Financial Statements”), together with a statement (“Royalty Statement”) setting forth the Net Profit of Licensee for the preceding fiscal year as determined in good faith by the Board of Directors of Licensee and the calculation of the Royalty payable for such fiscal year based upon the Board’s good faith determination of the amount, if any, of such Net Profit.

(b)           During the 30-day period (“Review Period”) following Licensor’s receipt of the Financial Statements and Royalty Statement, Licensor and its advisors (including its accountants) shall have reasonable access at reasonable times to the working papers of Licensee and its advisors (including its respective accountants) relating to the Financial Statements and those books and records of Licensee relevant to the calculation of the Royalty Payment; provided that Licensee and its advisors (including its accountants) shall have executed all release letters reasonably requested by the accountants of Licensee in connection therewith.  The Royalty Statement shall become final and binding upon the parties upon the expiration of the Review Period, unless Licensor gives written notice of its disagreement with the Royalty Statement (the “Notice of Disagreement”) to Licensee prior to the expiration of such Review Period.  Licensor may only deliver one Notice of Disagreement per Royalty Statement, and Licensor shall not raise any disagreements with the Royalty Statement other than the disagreements set forth in the Notice of Disagreement nor shall Licensor subsequently increase the amount of any item of disagreement.  The Notice of Disagreement shall be signed by Licensor and shall (i) specify in reasonable detail the nature of any disagreement so asserted, and (ii) specify what Licensor reasonably believes is the correct amount of the Royalty based on the disagreements set forth in the Notice of Disagreement, including a reasonably detailed description of the adjustments applied to the Royalty Statement in calculating such amount.  If no Notice of Disagreement is received by Licensee prior to expiration of the Review Period, then the Royalty Statement submitted by Licensee to Licensor shall thereupon be final and binding upon Licensor and Licensee shall pay the amount of the Royalty set forth in the Royalty Statement to Licensor within thirty (30) days thereafter.  If the Notice of Disagreement is received by Licensee within the Review Period, then the Royalty Statement (as revised in accordance with this sentence) shall become final and binding upon Licensee and Licensor on the earlier of (A) the date Licensee and Licensor resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Independent Accounting Firm pursuant to Section 3.1(c) below.  The date on which the Royalty Statement becomes final and binding on the parties pursuant to this Section 3.1 shall be referred to as the “Determination Date”.

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(c)           During the 20-day period (“Discussion Period”) following the receipt of the Notice of Disagreement, Licensee and Licensor shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  During such period, Licensee and its advisors (including its accountants) shall have reasonable access at reasonable times to the working papers of Licensor and its advisors (including their accountants) prepared in connection with the Notice of Disagreement; provided that Licensee and its advisors (including its accountants) shall have executed all release letters reasonably requested by the accountants of Licensor in connection therewith.  If the parties are not able to resolve such differences by the end of such Discussion Period, then Licensee and Licensor shall submit all disputes to Ernst & Young, LLP or, if Ernst & Young, LLP is not available for such assignment, such other nationally recognized independent accounting firm (the “Independent Accounting Firm”) mutually acceptable to Licensor and Licensee, acting reasonably, for resolution of any and all matters that remain in dispute and which were properly included in the Notice of Disagreement, in the form of a written brief prepared by each party.  Licensee and Licensor shall jointly instruct the Independent Accounting Firm that it (i) shall act as an expert and not as an arbitrator, (ii) shall review only the matters that were properly included in the Notice of Disagreement and which remain unresolved, (iii) shall make its determination in accordance with the requirements of this Section and (iv) shall render its decision within thirty (30) days from the submission to it of the matters that remain unresolved.  The determination and decision of the Independent Accounting Firm shall be final, binding and conclusive on Licensor and Licensee.  Judgment may be entered upon the determination of the Independent Accounting Firm in any court having jurisdiction over the party or parties against which such determination is to be enforced.

(d)           The fees, costs and expenses of the Independent Accounting Firm shall be allocated between Licensee, on the one hand, and Licensor, on the other hand, based upon the percentage which the portion of the disputes not awarded to each party bears to the amount actually contested by such party.  For example, if Licensor claims that the appropriate adjustments are $1,000 greater than the amount determined by Licensee and if the Independent Accounting Firm ultimately resolves the dispute by awarding to Licensor $300 of the $1,000 contested, then the fees, costs and expenses of the Independent Accounting Firm will be allocated 30% (i.e., 300 ÷ 1,000) to Licensee and 70% (i.e., 700 ÷ 1,000) to Licensor.  The fees, costs and expenses of Licensee incurred in connection with its preparation of the Royalty Statement, its review of any Notice of Disagreement, if any, and its preparation of its written brief submitted to the Independent Accounting Firm, if any, shall be borne by Licensee, and the fees, costs and expenses of Licensor incurred in connection with their review of the Royalty Statement, its preparation of the Notice of Disagreement, if any, and its preparation of its written brief submitted to the Independent Accounting Firm, if any, shall be borne by Licensor.

(e)           Upon the Royalty Statement becoming final upon all parties as provided in this Section, if Licensee owes amounts in excess of the Royalty amount set forth in the Royalty Statement, Licensee shall pay such amount to Licensor within twenty (20) days after the date on which the Royalty Statement became final.

3.2           Covenant of Licensee.  The Licensee agrees that prior to the consummation of any Corporate Event: (i) Licensee shall not pay any dividends to Alleghany in respect of Alleghany’s ownership of the common stock of the Licensee unless and until the Preferred Stock Capital and the Preferred Return shall have been paid in full; and (ii) Licensee shall not issue any additional shares of the common stock of Licensee to any of the Licensee’s Affiliates without the prior written consent of the Licensor if such issuance would be dilutive to the percentage of common stock of the Licensee to be owned by Licensor upon consummation of any Corporate Event, as provided above.  After the consummation of any Corporate Event, the rights, preferences and privileges of the capital stock of Licensee owned by Licensor and Alleghany shall be as set forth in the Stockholders’ Agreement.

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3.3           Taxes.  All amounts payable under any provision of this Agreement by Licensee to Licensor shall be paid after deduction or withholding for or on account of any present or future tax, levy, impost, fee, assessment, deduction or charge imposed on such payment by any taxing authority (except for taxes based upon the net income of Licensor or Licensee) (any of the foregoing charges, a “Tax”).  If Licensee is required by law to deduct or withhold any Tax from or in respect of any amount payable hereunder to Licensor, (a) Licensee shall pay the relevant taxing authority the minimum amount necessary to comply with the applicable law, and (b) Licensee shall make such payment prior to the date on which interest or penalty is attached thereto.

3.4           Conversion of Royalty Into Common Stock.

(a)           Upon the occurrence of a Corporate Event, the Royalty shall be automatically converted, effective concurrently with the consummation of such Corporate Event, into shares of the common stock of Licensee.  Upon such conversion, Licensor is no longer entitled to receive the Royalty, and if conversion occurs during the fiscal year of Licensee, no Royalty shall be payable to Licensor for the portion of such fiscal year occurring prior to the date of conversion.

(b)           The number of shares of common stock issuable to Licensor in exchange for the Royalty shall equal an amount which after giving effect to the issuance of such shares of common stock will represent a percentage of the issued and outstanding common stock of Licensee immediately prior to the consummation of the Corporate Event equal to the Royalty Percentage then in effect, and immediately before the consummation of the Corporate Event, and before any conversion of any outstanding Preferred Stock, convertible debt or stock options.

(c)           If the Royalty is converted into shares of the common stock of Licensee pursuant to this Section 3.4, then notwithstanding any other provision of this Agreement or any Related Agreement to the contrary, all outstanding indemnity claims pursuant to Section 7.1 of this Agreement, and any amounts being set off pursuant to any outstanding and unsatisfied “Setoff Notice” or “MS Setoff Notice” pursuant to Section 7.4 of this Agreement as of the effective date of such conversion, shall be all due and payable by Licensor to Licensee within ninety (90) days after the effective date of such conversion.  If for any reason such amounts are not paid to Licensee in full within such 90-day period, then the unpaid amounts shall be considered past due and shall thereafter bear interest at a rate equal to the prime or reference rate charged from time to time by Citibank, N.A. in New York, New York, plus four (4) percent, until all such amounts, plus all accrued interest thereon, shall have been paid in full.

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(d)           If at the time of a Corporate Event there remains outstanding Preferred Stock or any accrued and unpaid Preferred Return, then such outstanding Preferred Stock and accrued and unpaid Preferred Return will be converted into common stock of the Licensee on the basis of the common stock offering price in the Qualified IPO or on the basis of the common stock sales price or common stock valuation in the other transaction constituting the Corporate Event, as applicable, if (i) the Corporate Event constitutes a Qualified IPO and the Licensee is required by the underwriter of the Qualified IPO to convert such outstanding Preferred Stock and the accrued and unpaid Preferred Return into common stock of the Licensee as a condition of consummating the Qualified IPO, or such underwriter does not permit use of the net proceeds from the Qualified IPO to pay any portion of the Preferred Stock Capital or accrued and unpaid Preferred Return, or such underwriter only permits use of such proceeds to pay only a portion of such Preferred Stock Capital or accrued and unpaid Preferred Return, or such underwriter otherwise advises against the remaining outstanding Preferred Stock and accrued and unpaid Preferred Return to stay outstanding after the Qualified IPO, or (ii) the Corporate Event constitutes a transaction other than a Qualified IPO and the consideration received by the stockholders of the Licensee in connection with such Corporate Event is insufficient to pay the Preferred Stock Capital and the accrued and unpaid Preferred Return in full and the other parties to such transaction require the remaining outstanding Preferred Stock and accrued and unpaid Preferred Return to be converted into shares of the common stock of the Licensee.

4.           Enforcement

4.1           Enforcement.

(a)           If Licensee or Licensor becomes aware that any the Licensed Intellectual Property is being (or may be) or has been (or may have been) infringed or misappropriated by any Person (“Infringing Person”), Licensor or Licensee, as applicable, shall promptly notify the other party in writing describing the facts relating thereto in reasonable detail.

(b)           Licensee and its Affiliates shall have the first right, but not the obligation, to enforce Licensor’s and/or Licensee’s Intellectual Property Rights in the Licensed Intellectual Property (through litigation or otherwise) against an Infringing Person and to settle or compromise any such possible infringement or misappropriation by taking such action as Licensee or any of its Affiliates may determine in their sole and absolute discretion; provided, however, that Licensee may not settle any such potential infringement or misappropriation in a manner that has a material adverse effect on the ownership rights of Licensor in the Licensed Intellectual Property, or that would require a payment by Licensor to such Person, without the prior written consent of Licensor, which consent shall not be unreasonably withheld.  If Licensor is joined in any litigation or other proceeding:  (i) the decisions of the counsel of Licensee with reference to matters of procedure, conduct of such litigation and other proceedings and/or the handling thereof, shall prevail and Licensor shall cooperate with and assist Licensee’s counsel; (ii) in respect of any judgment or settlement awarded to the parties that is equal to or greater than the sum of the parties’ attorneys’ fees and costs incurred in connection with such litigation or other proceeding, such judgment or settlement first shall be used to reimburse each party on a pro-rata basis for its attorneys’ fees and costs incurred in connection with such litigation or proceeding and, then, any remaining portion of such judgment or settlement shall be the sole and exclusive property of Licensee; (iii) in respect of any judgment or settlement awarded to the parties that is less than the sum of the parties’ attorneys’ fees and costs incurred in connection with such litigation or other proceeding, such judgment or settlement shall be used to reimburse each party on a pro-rata basis for its attorneys’ fees and costs incurred in connection with such litigation and thereafter each party shall bear the unreimbursed portion of its own attorneys’ fees and costs incurred in connection with such litigation or proceeding; and (iv) each party shall be responsible for one-half (1/2) of any and all adverse judgments or settlements awarded against the parties unless the indemnification obligations set forth below in Section 7 requires a different apportionment thereof.

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4.2           If Licensee elects, in its sole discretion, not to take any action against the Infringing Person, then Licensor shall take such action, at its sole cost and expense, as shall be necessary or appropriate in order to protect Licensee’s Intellectual Property Rights in the Licensed Intellectual Property; provided, however, that Licensor may not settle any such potential infringement or misappropriation in a manner that materially adversely affects the rights of Licensee under this Agreement, or that would require a payment by Licensee to such Infringing Person, without the prior written consent of Licensee.

4.3           Each party, at its expense, agrees to provide the other party all reasonable assistance (including making documents and records available for review and copying and making persons within its control reasonably available for pertinent testimony) requested by such party, at such party’s expense, in such enforcement.  Without limiting the generality of the foregoing, in any communication or response or any action, suit or proceeding by Licensor in connection with the infringement or misappropriation of the Licensed Intellectual Property, Licensor shall provide Licensee with reasonable cooperation and assistance, including agreeing to be named as a party to such action, suit or proceeding, and, upon the request of Licensee, shall make available, at reasonable times and under appropriate conditions, all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

5.           Representations, Warranties and Covenants

5.1           Representations, Warranties and Covenants of Licensee.  Licensee represents, warrants and covenants that, as of the Effective Date:

(a)           Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

(b)           The execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action on the part of Licensee.

(c)           This Agreement has been duly executed and delivered by Licensee, and constitutes legal, valid and binding obligations of Licensee, enforceable against Licensee in accordance with its terms.

(d)           There is no action, suit, proceeding or other claim pending or, to the knowledge of Licensee, threatened against Licensee or any of its officers, directors or shareholders which, if successfully pursued against Licensee or such officers, directors or shareholders, would prevent Licensee from performing its obligations under this Agreement, or would cause any of the representations or warranties made by Licensee in this Agreement to be or become inaccurate or incomplete or breached, or otherwise cause Licensee to be in breach of any other agreement to which it is a party or by which it is bound.

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(e)           Neither the execution and delivery by Licensee of this Agreement nor the performance by Licensee of its duties and obligations hereunder will conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of (i) the organizational and governance documents of Licensee, (ii) any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement (a “Contract”) to which Licensee is a party or by which any of its properties or assets is bound or (iii) any judgment, order, writ, stipulation, decree determination, award, compliance agreement, settlement agreement, injunction, ruling, judicial or administrative order, determination or other restriction of any governmental entity or arbitrator (“Judgment”) or foreign, federal, state or local law (including common law), statute, treaty, rule, directive, regulation, ordinances and similar provisions having the force or effect of law or an Judgment of any Governmental Entity (“Law”) applicable to Licensee.

(f)           No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any governmental or non-governmental entity is required to be obtained or made by or with respect to Licensee in connection with the execution, delivery and performance of this Agreement.

5.2           Representations, Warranties and Covenants of Licensor.  Licensor represents, warrants and covenants that, as of the Effective Date:

(a)           Licensor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

(b)           The execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action on the part of Licensor.

(c)           This Agreement has been duly executed and delivered by Licensor, and constitutes legal, valid and binding obligations of Licensor, enforceable against Licensor in accordance with its terms.

(d)           Licensor owns or has the right to grant all of the Intellectual Property Rights to the Licensed Intellectual Property as necessary or appropriate in order to grant to Licensee the rights described in this Agreement.

(e)           The Licensed Intellectual Property (including, without limitation, the Licensed Know-How) does not infringe upon, misappropriate or violate any Intellectual Property Right of any Person.

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(f)           Licensor is not aware of any rights of any other Person that would be infringed, misappropriated and/or violated by Licensee’s use and exploitation of the Licensed Intellectual Property.

(g)           Licensor is not aware of any Person that is in any way infringing upon, misappropriating and/or violating the Licensed Intellectual Property.

(h)           There is no action, suit, proceeding, office action or other claim pending or threatened against Licensor or, to the knowledge of Licensor, any other Person, involving or relating to the Licensed Intellectual Property.  There is no order, decree or judgment in effect that affects the Licensed Intellectual Property and/or the ability of Licensor to execute and deliver this Agreement or perform its obligations hereunder.  There is no action, suit, proceeding or other claim pending or threatened against Licensor or any of its officers, directors or shareholders which, if successfully pursued against Licensor or such officers, directors or shareholders, would prevent Licensor from performing its obligations under this Agreement, or would cause any of the representations or warranties made by Licensor in this Agreement to be or become inaccurate or incomplete or breached, or otherwise cause Licensor to be in breach of any other agreement to which it is a party or by which it is bound.

(i)           Neither the execution and delivery by Licensor of this Agreement nor the performance by Licensor of its duties and obligations hereunder will conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of (i) the organizational and governance documents of Licensor, (ii) any Contract to which Licensor is a party or by which any of its properties or assets is bound or (iii) any Judgment or Law applicable to Licensor.

(j)           No Consent of, or registration, declaration or filing with, any governmental or non-governmental entity is required to be obtained or made by or with respect to Licensor in connection with the execution, delivery and performance of this Agreement.

(k)           Licensor has not granted any Person any assignments, licenses, sublicenses, and other contracts pursuant to which any Person owns or is authorized to use any Licensed Intellectual Property.

(l)           Each item of the Licensed Intellectual Property (i) is subsisting (ii) has not been abandoned or passed into the public domain and (iii) is free and clear of any Encumbrance.

(m)           Except for the interests of Licensor under the MS-Laredo License, Licensor has no right, title or interest in or to any of the MS Intellectual Property and as between MS and Licensor, MS owns all right, title and interest in and to the MS Intellectual Property.

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6.           Exclusive Relationship.  Except as otherwise expressly provided in this Agreement, Licensor agrees that during the Term and during the one (1) year period thereafter, it will not, and will not permit any Affiliate of Licensor to, directly or indirectly, either alone or with others: (a) use or disclose, or assist any other Person to use or disclose, any of the Licensed Intellectual Property, except in connection with the performance by Licensor of its duties and obligations under this Agreement and the Management Services Agreement; (b) engage in any business involving the use or application of the UGD Process or the Selection Process, except in connection with the performance of its duties and obligations under this Agreement and the Management Services Agreement; (c) work with, invest in, become partners with or consultants to, become an owner of or investor in, employee, or enter into any joint venture with, any Person other than Licensee (and/or Licensee’s Affiliates) with respect to the UGD Process and/or the Selection Process; (d) license any Person other than Licensee (and its Affiliates) to use or exploit the Licensed Intellectual Property or any portion thereof; (e) solicit any employee of Licensee or any Affiliate of Licensee to leave the employ of Licensee, or otherwise encourage any employee of Licensee or any Affiliate of Licensee to terminate his or her relationship with Licensee or such Affiliate; and/or (f) permit or allow any other Person to engage in any of the conduct, business or activities referred to in subparagraphs (a) through (e) above.

7.           Indemnification

7.1           Indemnification by Licensor.  Licensor shall indemnify, hold harmless and defend, with counsel selected by Licensor, and approved by Licensee, which approval shall not be unreasonably withheld, Licensee and each of its past, present and future directors, officers, employees, agents, representatives, attorneys, subsidiaries, partners, parent and affiliated entities and their respective predecessors, successors, and assigns (collectively with Licensee, the “Licensee Indemnitees”) from and against any and all claims, demands, liabilities, losses, damages, rights of action, causes of action, costs and expenses, charges, fines, penalties, awards, judgments and assessments (including, without limitation, reasonable attorneys’ fees, court costs and litigation expenses) (collectively, the “Claims and Losses”) suffered or incurred or otherwise asserted against any Licensee Indemnitee, if such Claims and Losses are in connection with, or arise out of, or result from, or are claimed to be in connection with, arise out of, or result from, in whole or in part, any of the following: (a) any Event of Default; and (b) any infringement or misappropriation of another Person’s Intellectual Property Rights with respect to the Licensed Intellectual Property and/or Licensor’s or Licensee’s use or exploitation of the Licensed Intellectual Property as contemplated in this Agreement.

7.2           Indemnification By Licensee.  Licensee shall indemnify, hold harmless and defend, with counsel selected by Licensee, and approved by Licensor, which approval shall not be unreasonably withheld, Licensor and each of its past, present and future directors, officers, employees, agents, representatives, attorneys, subsidiaries, partners, parent and affiliated entities and their respective predecessors, successors, and assigns (collectively with Licensor, the “Licensor Indemnitees”) from and against any and all Claims and Losses suffered or incurred or otherwise asserted against any Licensor Indemnitee, if such Claims and Losses are in connection with, or arise out of, or result from, or are claimed to be in connection with, arise out of, or result from, in whole or in part, any of the following: (a) any breach or failure of performance with respect to any covenant or agreement required to be performed by Licensee under this Agreement; and (b) the inaccuracy or breach of any representation or warranty made by or on behalf of Licensee under this Agreement.

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7.3           Procedures.

(a)           Third Party Claims.

(i)           In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under this Section 7 in respect of, arising out of or involving a claim made by any third Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Person obligated to provide indemnification under this Section 7 (the “Indemnifying Party”) in writing of the Third Party Claim promptly following receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(ii)           If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to assume the defense thereof by written notice to the Indemnified Party within ten (10) days after the Indemnifying Party’s receipt of the notice of the Third Party Claim contemplated by paragraph (i) above with counsel selected by the Indemnifying Party; provided that such counsel is not reasonably objected to by the Indemnified Party; and provided further that notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of such defense and, instead, shall pay the reasonable legal fees, costs and expenses of counsel retained by the Indemnified Party if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the claim seeks an injunction or equitable relief against the Indemnified Party, (C) the Indemnifying Party failed or is failing to reasonably prosecute or defend such claim, (D) assuming such claim is determined adversely, such claim could reasonably be expected to give rise to Losses which such Indemnifying Party is unable to pay or which could be reasonably expected to exceed the ability of such Indemnifying Party to pay, or (E) in the Indemnified Party’s reasonable judgment based upon a written opinion from such Indemnified Party’s counsel, a conflict of interest between the Indemnified Party and the Indemnifying Party exists with respect to the claim.

(iii)           If the Indemnifying Party assumes the defense of a Third Party Claim, (1) the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof and (2) the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.  The Indemnifying Party shall be liable for the fees, costs and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (including in respect of Third Party Claims the defense of which the Indemnifying Party was not entitled to assume or continue in accordance with the second proviso of the first sentence of paragraph (ii)).

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(iv)           If the Indemnifying Party assumes the defense of a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.  No party shall admit any liability with respect to, or settle, compromise or discharge any Third Party Claim without the other applicable party’s prior written consent (which consent shall not be unreasonably withheld); provided that the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend if by its terms such settlement or compromise (x) obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, (y) such Indemnifying Party has the resources to pay the full amount of the liability in connection with such Third Party Claim when due, and (z) such settlement or compromise includes a full and complete release of the Indemnified Party in respect of such Third Party Claim.

(v)           The indemnification with respect to an Indemnifying Party’s obligation to pay legal fees and other costs and expenses of defense of a Third Party Claim required by this Section 7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense of the Third Party Claim, as and when bills are received.

(vi)           All claims under this Section 7 other than Third Party Claims shall be governed by Section 7.3(b) below.

(b)           Direct Claims.  If any Indemnified Party should have a claim against any Indemnifying Party under this Section 7 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (any such claim, a “Direct Claim”), the Indemnified Party shall deliver notice of such Direct Claim with reasonable promptness to the Indemnifying Party (which notice shall set forth in reasonable detail the basis upon which such Indemnified Party believes it is entitled to indemnification pursuant to this Section 7 and the amount of Losses it is seeking recovery from the Indemnified Party); provided that the failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under the applicable provisions of this Section 7, such Direct Claim specified in such notice shall be conclusively deemed a liability of the Indemnifying Party under the applicable provision of this Section 7, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion thereof) is estimated, on such later date when the amount of such Direct Claim (or such portion thereof) becomes finally determined.  If the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided above, Licensor, on the one hand, and Licensee, on the other hand, shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved within the foregoing thirty (30) day period through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

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7.4           Offset Rights of Licensee.

(a)           Notwithstanding anything to the contrary in this Agreement, any amount otherwise payable by Licensee to Licensor pursuant to Section 3.1 may, upon compliance with the provisions of this Section, be set off against and thereby reduce any amount that is payable to any Licensee Indemnitee by Licensor pursuant to Section 7.1, or pursuant to any Related Agreement, or otherwise under applicable law.  In the event that a Licensee Indemnitee determines from time to time that it is entitled to payment under Section 7.1, or under any Related Agreement, or under any applicable law, and such Licensee Indemnitee wishes to set off pursuant to this Section, it may deliver a notice (a “Setoff Notice”) to such effect to Licensor.  Such Setoff Notice shall set forth in reasonable detail the basis for the claimed indemnity and/or set off and state that Licensee will set off the amount of the claim against the amounts otherwise payable by Licensee to Licensor pursuant to Section 3.1.  Licensee is hereby authorized, to the fullest extent permitted by law, to set off and withhold from any amount otherwise payable by Licensee to Licensor pursuant to Section 3.1 all amounts set forth in any such Setoff Notice, subject to Section 7.4(b) below.

(b)           In the event that Licensor disputes any decision by Licensee to deliver a Setoff Notice, Licensor shall notify Licensee within thirty (30) calendar days after receipt of such Setoff Notice.  If no such notice of dispute is received within such 30-day period, such Setoff Notice shall become final and binding on the parties.  If such notice of dispute is received within such 30-day period, the applicable parties shall attempt in good faith to resolve such dispute as promptly as practicable.  If all or any part of such disputed amount is finally determined (whether by mutual agreement or in any settlement or final resolution by lawsuit) to be owing to Licensor, Licensee shall promptly pay such amount to Licensor, without interest.

8.           Term and Termination of Exclusivity

8.1           Term of Agreement.  The term (“Term”) of this Agreement shall commence on the Effective Date and shall continue in full force and effect in perpetuity, unless sooner terminated as provided in this Section 8 or in any Related Agreement.

8.2           Termination of Exclusivity.  Licensor shall have the right in its sole and absolute discretion to terminate the exclusivity of the License by giving Licensee at least ninety (90) days prior written notice of such termination, if (a) there is a Development Failure and Licensee fails to cure or remedy such Development Failure within such 90-day period; or (b) the Management Services Agreement has been terminated by Licensee by non-renewal pursuant to Section 1.1 thereof; or (c) the Management Services Agreement has been terminated by Licensee pursuant to Section 1.2(a) thereof; or (c) the Management Services Agreement has been terminated by Licensor pursuant to Section 1.3(b) thereof; or (d) the Management Services Agreement has been terminated by Licensee pursuant to Section 1.4 thereof; provided, however, that Licensor shall not have the right to terminate the exclusivity of the License pursuant to this Section 8.2 if an Event of Default exists and is continuing as of the date on which Licensor exercise such right.

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8.3           Termination by Licensee.

(a)           Licensee shall have the right, exercisable in its sole and absolute discretion, to terminate this Agreement upon the occurrence of any Event of Default by giving Licensor written notice of such termination.

(b)           If the Management Services Agreement and/or the MS-Laredo License is terminated, then Licensee shall have the right, exercisable concurrently upon such termination or at any time thereafter, to terminate this Agreement by giving Licensor written notice of such termination.

8.4           Effect of Termination of Exclusivity and Termination of MS-Laredo License.

(a)           If the exclusivity of the License is duly terminated by Licensor pursuant to Section 8.2, then upon the effectiveness of the termination of the exclusivity of the License:

(i)           The License shall remain in full force and effect in perpetuity, but shall be non-exclusive from and after the date on which the exclusivity of the License has been so terminated;

(ii)           Notwithstanding anything to the contrary set forth in Section 3.1 of this Agreement, from and after the date on which the exclusivity of the License has been terminated, the amount of the Royalty payable pursuant to Section 3.1 shall be fixed at seven and one-quarter percent (7.25%), plus the amount of the Additional Interests, if any, previously granted to Licensor pursuant to the Additional Interests Grant Agreement; provided, however, that Licensor agrees that a portion of the Royalty equal to at least two and one-quarter percent (2.25%) of the Net Profits shall be used to fund a long term incentive plan for the benefit of the employees of Licensor, as determined by Licensor’s Board of Directors, in its sole and absolute discretion;

(iii)           The provisions of Sections 3.2, 3.4 and 6(a), (b), (c) and (d) shall no longer apply or be effective from and after the date on which the exclusivity of the License has been so terminated;

(iv)           Licensor shall have an irrevocable, fully paid-up, royalty-free, non-exclusive, non-transferable and non-sublicenseable, right and license, under the applicable Intellectual Property Rights held by Licensee and its Affiliates, to reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, have made, sell, offer to sell, import, export, transmit (internally and externally), disclose and otherwise use and exploit (and have others exercise such rights on behalf of Licensor) in the Territory during the Term all or any portion of Licensee Improvements, in any form or media (now known or later developed), without any obligation to account to Licensee or any third party.  This non-exclusive license does not include (A) the right to apply for, register and obtain any patents, inventors’ certificates, patent applications, copyrights, Trademarks and other rights; or (B) the right to bring causes of actions arising from and/or related to Licensee Improvements; and

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(v)           Licensor shall have an option, exercisable in its sole discretion, to purchase all, but not less than all, of the Acquired Fields, to the extent such Acquired Fields are owned by Licensee as of the date of termination of the exclusivity of the License, and all supplies and equipment located on such Acquired Fields, on an “as is/where is” basis, without any representations or warranties of any kind, express or implied, for a cash purchase price equal to the higher of (A) the net asset value, as determined by an independent investment banker or other independent Person having sufficient experience and expertise in valuing these types of assets and properties, which banker or other independent Person shall be mutually approved by both Licensor and Licensee, which approvals shall not be unreasonably delayed or withheld; or (B) the outstanding Preferred Stock Capital, plus the accrued and unpaid Preferred Return as of the date of consummation of such purchase.  In order to exercise this option, Licensor must give Licensee written notice of such exercise within sixty (60) days after the date on which the termination of the exclusivity of the License occurs.  Upon receipt of such notice of exercise, Licensor and Licensee shall negotiate the terms and conditions of a written definitive agreement providing for such sale and purchase, which agreement shall provide that the sale and purchase shall be consummated within thirty (30) days after the date of such agreement.  If for any reason whatsoever Licensor does not give written notice of exercise within the aforesaid sixty-day period or the parties are unable to agree upon the terms of such written definitive agreement within thirty (30) days after the date of receipt by Licensee of the exercise notice, then the option shall be deemed to have expired without any liability on the part of Licensor or Licensee, and Licensee shall have the right at any time thereafter to sell one or more of such Acquired Fields, supplies and equipment to any third party it chooses.

(b)           In addition to the foregoing, if the MS-Laredo License has been terminated, and Licensee has not exercised its right to terminate this Agreement pursuant to Section 8.3(b), then from and after the date on which the MS-Laredo License has been terminated (i) the amount of the Royalty payable pursuant to Section 3.1 shall be fixed at seven and one-quarter percent (7.25%), plus the amount of the Additional Interests, if any, previously granted to Licensor pursuant to the Additional Interests Grant Agreement; provided, however, that Licensor agrees that a portion of the Royalty equal to at least two and one-quarter percent (2.25%) of the Net Profits shall be used to fund a long term incentive plan for the benefit of the employees of Licensor, as determined by Licensor’s Board of Directors, in its sole and absolute discretion; and (ii) the provisions of Sections 3.2, 3.4 and 6(a), (b), (c) and (d) shall no longer apply.

9.           Confidential Information

9.1           Confidentiality.  In connection with this Agreement, Licensor will provide to Licensee and Licensee will provide to Licensor certain Confidential Information.  “Confidential Information” means any information of a confidential or proprietary nature related to the Licensed Intellectual Property, disclosed by Licensor or Licensee, respectively (the “Disclosing Party”) to the other (the “Receiving Party”) (a) in written form marked “confidential,” or (b) in oral form if summarized in a writing marked “confidential” delivered to the Receiving Party within thirty (30) days after the oral disclosure, or (c) provided under circumstances indicating, or of such a type which indicates that, it is confidential or proprietary.  Notwithstanding anything to the contrary in this Agreement, the Licensed Know-How and  the terms and conditions of this Agreement shall be deemed to be Confidential Information.

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9.2           Confidentiality and Non-Use.  Except as otherwise permitted under the terms of the License, the Receiving Party shall maintain all Confidential Information of the Disclosing Party in strictest confidence, and shall disclose such Confidential Information only to those of its employees, agents, consultants, sublicensees, attorneys, accountants and advisors who have a reasonable need to know such Confidential Information and who are bound by obligations of confidentiality and non-use no less restrictive then those set forth herein.  The Receiving Party shall use such Confidential Information solely to exercise its rights and perform its obligations under this Agreement and the Related Agreements, unless otherwise mutually agreed in writing.  The Receiving Party shall take the same degree of care that it uses to protect its own confidential and proprietary information of a similar nature and importance (but in no event less than reasonable care).

9.3           Exclusions.  Confidential Information shall not include information that: (a) is in the Receiving Party’s rightful possession prior to receipt from the Disclosing Party as demonstrated by contemporaneous documentation; (b) is or becomes publicly known, through no fault of the Receiving Party; (c) is furnished to the Receiving Party by a third party without breach of any duty to the Disclosing Party; or (d) is independently developed by the Receiving Party without use of, application of or reference to the Disclosing Party’s Confidential Information as demonstrated by contemporaneous documentation.

9.4           Permitted Disclosures.

(a)           It shall not be a violation of this Section 9 if Licensee uses or discloses Confidential Information in connection with the conduct of its business, including, without limitation, the planning and development of its oil fields.

(b)           It shall not be a violation of this Section 9 to disclose Confidential Information required to be disclosed under applicable law (including applicable securities laws), but such disclosure shall be expressly limited to the sole purpose of complying with such law and such disclosure shall be permitted only to the extent required by such law.  The Receiving Party, to the extent possible, shall give the Disclosing Party prior written notice of the proposed disclosure and cooperate fully with the Disclosing Party to minimize the scope of any such required disclosure, to the extent possible and in accordance with applicable law.

9.5           Breach of Confidentiality Obligations.  Notwithstanding anything to the contrary in this Agreement, the Receiving Party acknowledges and agrees that, due to the unique and valuable nature of the Confidential Information, there can be no adequate remedy at law for any breach by the Receiving Party of this Section 9.2, that any such breach may result in irreparable harm to the Disclosing Party for which monetary damages would be inadequate to compensate the Disclosing Party, and that the Disclosing Party shall have the right, in addition to any other rights available under applicable law, to obtain from any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce, any covenant or obligation of the Receiving Party under this Section 9.2, without the necessity of posting any bond or security.

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10.           Miscellaneous

10.1           Governing Law.  This Agreement shall be governed by, and construed and interpreted, in accordance with the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties.

10.2           Force Majeure.  No party shall be held responsible for any delay or failure in performance under this Agreement to the extent caused by strikes, embargoes, unexpected governmental and/or regulatory requirements (including, without limitation, moratoriums), court, administrative or governmental orders or decrees (including, without limitation, injunctions and/or cease and desist orders), civil or military authorities, acts of God, earthquake, or by the public enemy, or other causes reasonably beyond such party’s control and without such party’s fault or negligence (“Force Majeure Event(s)”).  The affected party shall notify each unaffected party as soon as reasonably possible of the existence of such Force Majeure Event.  Any time period for the performance by the affected party of any duties and obligations under this Agreement, and any time period for the satisfaction or accomplishment of any condition, event, milestone or deadline, including, without limitation, those associated with a Development Failure, shall be extended for a period of time equal to the duration of the Force Majeure Event(s).  In addition, the affected party shall be excused from the performance of its obligations hereunder to the extent such performance is prevented or impeded by any such Force Majeure Event(s) for the duration of such Force Majeure Event(s).

10.3           Independent Contractors.  The relationship of licensor and licensee established between Licensor and Licensee by this Agreement is that of independent contractors.  Nothing in this Agreement shall be constructed to create any other relationship between Licensor and Licensee.  Neither party shall have any right, power or authority to bind the other or assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

10.4           Assignment.

(a)           Notwithstanding anything to the contrary in this Agreement, Licensor shall not, directly or indirectly, either voluntarily or involuntarily, by merger, operation of law or otherwise, assign, or suffer or permit an assignment of, its rights or obligations under or its interests in this Agreement, without the express prior written consent of Licensee, which Licensee may withhold in its sole and absolute discretion.  Any purported assignment by Licensor without the express prior written consent of Licensee shall be null and void.  For the purposes of this Section 10.4, the terms “assign” and “assignment” shall be deemed to include, without limitation, a Change of Control or the voluntary or involuntary dissolution or liquidation of Licensor.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

(b)           Notwithstanding anything to the contrary in this Agreement, Licensee shall not, directly or indirectly, either voluntarily or involuntarily, by merger, operation of law or otherwise, assign, or suffer or permit an assignment of, its rights or obligations under or its interests in this Agreement, without the express prior written consent of Licensor, which Licensor may withhold in its sole and absolute discretion, and any purported assignment by Licensee without the express prior written consent of Licensor shall be null and void; provided, however, that any assignment or transfer by Licensee, directly or indirectly, of its rights or obligations under or its interests in this Agreement either in connection with a Corporate Event or to any one or more Affiliates of the Licensee shall not require the prior consent or approval, written or otherwise, of the Licensor and any such assignment or transfer shall be permitted and effective without such consent or approval.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

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10.5           Notices.  Any notice, report, communication or consent required or permitted by this Agreement shall be in writing and shall be sent (a) by prepaid registered or certified mail, return receipt requested, (b) by overnight express delivery service by an internationally recognized courier, for next business day delivery, or (c) via confirmed facsimile, followed within fourteen (14) days by a copy mailed in the preceding manner, addressed to the other party at the address shown below or at such other address for which such party gives notice hereunder.  Such notice will be deemed to have been given when actually delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

If to Licensor:

Laredo Oil, Inc.
111 Congress Avenue, Suite 400
Austin, Texas 78701
Facsimile:  817.753.2091
Attention:  Mark See, Chief Executive Officer

  With a copy to:

James L. Rice III, Esq.

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas  77002-5200

Facsimile: 713.236.0822

If to Licensee:

c/o Alleghany Capital Corporation
7 Times Square Tower, 17th Floor
New York, NY  10036
Facsimile:  212.759.8149
Attention:  Mr. David Van Geyzel

  With a copy to:

Alleghany Corporation
7 Times Square Tower, 17th Floor
New York, NY  10036
Facsimile:  212.759.3295
Attention:  Christopher K. Dalrymple, Vice President and General Counsel

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10.6           Modification; Waiver.  This Agreement may not be altered, amended or modified in any way except by a writing signed by the parties hereto.  The failure of a party to enforce any rights or provisions of this Agreement shall not be construed to be a waiver of such rights or provisions, or a waiver by such party to thereafter enforce such rights or provision or any other rights or provisions hereunder.  No waiver shall be effective unless made in writing and signed by the waiving parties.

10.7           Construction.  The parties hereto have jointly participated in the negotiations and drafting of this Agreement.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no rule of construction, presumption or burden of proof shall arise favoring one party or another concerning the interpretation of ambiguous provisions or otherwise by virtue of one party’s presumed authorship of this Agreement or any provision hereof.

10.8           Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement; provided that if such reformation or striking would materially change the economic benefit of this Agreement to the parties hereto, such provision shall be modified in accordance with this Section 10.8 to obtain a legal, valid and enforceable provision and provide an economic benefit to the parties hereto that most nearly effects the parties’ intent in entering into this Agreement.

10.9           Entire Agreement.  The parties hereto acknowledge that this Agreement, together with the exhibits attached hereto, sets forth the entire agreement and understanding of the parties as to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and writings in respect hereto.

10.10           Headings.  The section and paragraph headings contained in this Agreement are for the purposes of convenience only, and are not intended to define or limit the contents of the sections or paragraphs to which such headings apply.

10.11           Expenses.  Each party shall bear all of the costs and expenses incurred by such party in connection with the negotiation and preparation of this Agreement; provided, however, that assuming this Agreement, the MS License, the MS-Laredo License, the Additional Interests Grant Agreement, the Stockholders Agreement and the Management Services Agreement are all duly executed and delivered, then the Licensee shall reimburse the Licensor for all reasonable out-of-pocket costs and expenses (including, without limitation, legal fees incurred by Licensor and its Special Committee, but excluding directors’ fees payable to members of Licensor’s Special Committee) incurred by the Licensor in connection with the negotiation and preparation of this Agreement, the MS-Laredo License, the Management Services Agreement, the Stockholders Agreement and the Additional Interests Grant Agreement, up to a maximum reimbursement amount of Two Hundred Thousand Dollars ($200,000.00).  Such reimbursement shall be made within thirty (30) days after Licensee receive sufficient reasonably detailed documentation of all such costs and expenses, which must include invoices reflecting such costs and expenses.  All amounts funded or contributed by Alleghany to the Licensee for purposes of enabling the Licensee to reimburse the Licensor pursuant to this Section 10.11 shall constitute Preferred Stock Capital.

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10.12           Changes to MS-Laredo License.  Licensor shall not agree to any changes to the MS-Laredo License without the prior written consent of Licensee, which consent Licensee may give or withhold in its sole and absolute discretion.

10.13           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto.

[Next Page Is Signature Page]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Agreement Date.

LICENSOR LAREDO OIL, INC., a Delaware corporation By: ______________________ Name: ___________________ Title: ____________________	LICENSEE STRANDED OIL RESOURCES CORPORATION, a Delaware corporation By: ______________________ Name: ___________________ Title: ____________________

Special Covenant of Alleghany

By signing below, Alleghany hereby makes the following special covenant for the benefit of the Licensor:

Alleghany agrees to perform its obligations under the Funding Agreement to fund the commitments made by the Licensee pursuant to the License Agreement, as, if and when required to do so under the terms and conditions of the Funding Agreement.  Nothing contained herein is intended to or shall make the Licensor a third party beneficiary of the Funding Agreement.

ALLEGHANY CAPITAL CORPORATION

By:  _________________________

Title:  _______________________

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Exhibit A

Form of Stockholders’ Agreement

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